FOR IMMEDIATE RELEASE                   CONTACT: TIM IRIS

                                                    (631) 847-3169

         GENERAL SEMICONDUCTOR REPORTS FOURTH QUARTER AND YEAR END
                                2000 RESULTS

            SALES AND EARNINGS FOR THE YEAR REACH RECORD HIGHS

MELVILLE, NY (FEBRUARY 8, 2001)--GENERAL SEMICONDUCTOR, INC. (NYSE:SEM), a leading manufacturer of power management devices, today reported results for the quarter and year ended December 31, 2000. Sales increased 6.3% to $119.9 million from the $112.8 million recorded in the fourth quarter of 1999. Sales of $493.7 million for the year increased 18.4% over the $417.1 reported in 1999 and reached a record high.

Fourth quarter operating income of $19.8 million represents a 7.6% increase over the $18.4 million for the same period a year ago. Gross margin improved to 32.5% of sales compared with 30.8% in the fourth quarter of 1999. Net income rose 26.1% to $11.1 million from the $8.8 million reported a year ago. Diluted earnings per share were $0.26, a 13 % increase over the $0.23 reported for the similar period.

Sequentially, sales decreased 8.1% from the record $130.5 million reported for the third quarter of 2000. The sequential sales decline was a result of an increased level of inventory at distributors and several OEM customers due to moderating end market growth from the high levels experienced in the first half of 2000.

For the year ended December 31, 2000, operating income rose 50.4% from $56.0 million to $84.2 million. Diluted earnings per share improved by 63.6% from $0.66 to a record high of $1.08. "We are extremely pleased with the record performance of our business in 2000," stated Ronald A. Ostertag, Chairman and Chief Executive Officer. "We are disappointed that the recent slowdown in technology spending and subsequent increase in inventory levels at several of our customers has effected our short term performance. However, we are very pleased with our progress against our power management strategy and are confident that our evolving new product portfolio will fuel the continued long term growth of General Semiconductor."

New products represented over 8.0% of sales in the quarter compared to 4.7% in the same quarter a year ago, demonstrating the continued success of our strategy. An additional 24 MOSFET design wins were registered in the fourth quarter, bringing the total for 2000 to 70. Sales from new products for the full year more than doubled from the level recorded in 1999.

Cash generation remained strong in the quarter with the Company repaying an additional $14 million on its revolving credit facility. The Company repaid a total of $60 million in 2000, reducing borrowings under the revolving credit facility by over 57% to $44 million. Total long-term debt was reduced from $276.5 million at 1999 year end to $216.5 million, including $172.5 million in Convertible Subordinated Notes.

BUSINESS OUTLOOK

Based on the current market conditions, the Company expects that revenues in the first quarter of 2001 will decline approximately 6-9% sequentially. Earnings per share are expected to be between $0.18 and $0.20 before restructuring charges as discussed below. "With visibility remaining low, we remain cautious in our guidance for full year results" stated Robert J. Gange, Sr. Vice President and Chief Financial Officer. "We expect only moderate sequential growth for the second quarter as excess inventory in the channels continues to be depleted. Based on indications from our customer base, we expect stronger growth to resume in the second half of 2001." The Company remains committed to increasing its investment in new products and plans to increase spending on research and development by 65-75% over 2000 levels.

The Company has recently instituted a program to improve the cost structure on some of its mature product lines and streamline its sales and administrative functions. Headcount reductions are planned through a combination of worldwide programs, including early retirement and reductions in force. A restructuring charge of up to $14 million is expected to be taken in the first quarter of 2001.

"We have always had a mindset of improving our cost structure," remarked Mr. Ostertag. "By leveraging our investment in enterprise wide information technology, we will remove non-value added activities in the order through delivery process. We believe that by streamlining our operations, we will be better able to address the exciting opportunities we have identified to develop new technologies that will satisfy our customers' power management requirements."

General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of power semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

 JOIN US FOR OUR CONFERENCE CALL TO BE BROADCAST LIVE AT 8:30 AM, THURSDAY,
        FEBRUARY 8, 2001 BY VISITING OUR WEBSITE AT: www.gensemi.com
                                                     ---------------

The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.

                        GENERAL SEMICONDUCTOR, INC.
                       CONSOLIDATED INCOME STATEMENTS
                (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                      (UNAUDITED)
                                   THREE MONTHS ENDED         YEAR ENDED
                                      DECEMBER 31             DECEMBER 31
                                 ----------------------------------------------
                                    2000        1999        2000        1999
                                 ----------  ----------  ----------  ----------
NET SALES                        $ 119,912   $ 112,782   $ 493,721   $ 417,082

COST OF SALES                       80,914      78,058     339,538     302,476
                                 ----------  ----------  ----------  ----------
GROSS PROFIT                        38,998      34,724     154,183     114,606
                                 ----------  ----------  ----------  ----------
Selling, general
  and administrative                15,593      13,025      57,047      46,567
Research and development             2,368       1,995       7,785       6,903
Amortization of excess of
  cost over fair value of
  net assets acquired                1,286       1,286       5,141       5,142
                                 ----------  ----------  ----------  ----------
OPERATING INCOME                    19,751      18,418      84,210      55,994
                                 ----------  ----------  ----------  ----------
Other income (expense) - net           (58)        (67)        (83)         (9)
Interest expense - net              (4,112)     (6,590)    (18,756)    (23,466)
                                 ----------  ----------  ----------  ----------
INCOME BEFORE INCOME TAXES          15,581      11,761      65,371      32,519

Provision for income taxes          (4,441)    (2 ,940)    (18,631)     (8,130)
                                 ----------  ----------  ----------  ----------
NET INCOME                       $  11,140   $   8,821   $  46,740   $  24,389
                                 ==========  ==========  ==========  ==========
WEIGHTED AVERAGE SHARES
  OUTSTANDING:
Basic                               37,722      36,868      37,608      36,832
Diluted                             49,091      39,449      49,562      37,563

EARNINGS PER SHARE:
Basic                            $    0.30   $    0.24   $    1.24   $    0.66
Diluted                          $    0.26   $    0.23   $    1.08   $    0.66

                        GENERAL SEMICONDUCTOR, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                               (IN THOUSANDS)


                                               DECEMBER 31,   DECEMBER 31,
                                                   2000           1999
                                                ----------     ----------
Cash                                            $   4,913      $   2,586
Accounts receivable,
  less allowance for
  doubtful accounts                                66,246         63,246
Inventories                                        53,698         43,480
Other current assets                               25,151         21,973
                                                ----------     ----------
Total current assets                              150,008        131,285
Total non-current assets                          445,281        442,514
                                                ----------     ----------
TOTAL ASSETS                                    $ 595,289      $ 573,799
                                                ==========     ==========



Total current liabilities                       $  99,877      $  66,564
                                                ----------     ----------
Long-term debt                                    216,500        276,500
Other liabilities                                  91,237         99,353
                                                ----------     ----------
Total non-current liabilities                     307,737        375,853
                                                ----------     ----------
Total liabilities                                 407,614        442,417
Total stockholders' equity                        187,675        131,382
                                                ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                        $ 595,289      $ 573,799
                                                ==========     ==========

                        GENERAL SEMICONDUCTOR, INC.
                CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
                         (UNAUDITED - IN THOUSANDS)


                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                -------------------------
                                                   2000           1999
                                                ----------     ----------

Net Income                                      $  46,740      $  24,389

Adjustments to reconcile to net cash
  provided by operating activities:
Depreciation and amortization                      29,961         27,806
Changes in assets and liabilities                  11,628        (10,355)
                                                ----------     ----------
Net cash provided by operating activities          88,329         41,840
Capital expenditures                              (34,887)       (27,328)
Net cash used in financing activities             (51,115)       (15,151)
                                                ----------     ----------
Increase (decrease) in cash                         2,327           (639)
Cash, beginning of period                           2,586          3,225
                                                ----------     ----------
Cash, end of period                             $   4,913      $   2,586
                                                ==========     ==========

                                 APPENDIX 1

                        GENERAL SEMICONDUCTOR, INC.
                             E.P.S. CALCULATION
          (Unaudited - In Thousands, Except Per Share Information)


                                          Three          Twelve
                                       months ended   months ended
                                       December 31,   December 31,
                                          2000            2000
                                        ----------     ----------
Net income                              $  11,140      $  46,740
Convert add-back(a)                         1,704          6,769
                                        ----------     ----------
                                        $  12,844      $  53,509
                                        ==========     ==========

E.P.S. CALCULATION:
-------------------
Numerator-income plus add-back          $  12,844      $  53,509
                                        ----------     ----------
Denominator-weighted average shares        49,091         49,562

     Diluted E.P.S.                     $    0.26      $    1.08


(a) Represents expense incurred for interest related to the convertible notes and the amortization of deferred financing fees associated with the convertible notes, tax effected at the Company's domestic marginal tax rate.


Q4              $2,714* (100% - 37.2%) = $1,704
YTD Dec. 31     $1,669(Q1) + $1,698(Q2) + $1,698(Q3) + $1,704(Q4) = $6,769